Exhibit 10.6

Form of Agreement on Automatic Driving

Project Cooperation and Vehicle Purchase

Between Yutong and Guangzhou WeRide

Party A: Guangzhou WeRide Technology Co., Ltd.

Party B: Yutong Bus Co., Ltd.

Signing date:

Signing place:

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

Article 1 Cooperation Framework and Mechanism

1.1	Project background

Guangzhou WeRide Technology Co., Ltd. (hereinafter referred to as “Party A”), established in 2017, is a smart travel company with China’s leading L4 automatic driving technology. It provides convenient and reliable new travel services for the public.

Yutong Bus Co., Ltd. (hereinafter referred to as “Party B”) is a large modern manufacturing enterprise that engages in the research and development, manufacturing, and sales of bus products. Currently, the company has a daily production capacity of up to 430 vehicles and an annual production capacity of over 70,000 vehicles.

Party A has the opportunity to obtain general contracting orders in its advantageous areas and purchases autonomous vehicles from Party B. Party A hopes Party B to support its early start-up requirements. Both parties will conduct in-depth cooperation in technology research and development and project implementation and application, so as to form complementary advantages and jointly build a new smart travel system.

1.2	Cooperation framework and mechanism

In order to deepen the cooperation between the two parties, jointly promote the implementation of automatic driving project, and simplify the negotiations between the two parties, the following cooperation mechanism is formulated through friendly negotiation, based on the principle of equality and mutual benefit as well as the cooperation consensus of the two parties in autonomous vehicle development, market expansion and project cooperation, thus to give full play to the resource advantages of both parties, achieve the goal of mutual benefit and common development of both parties, and establish a long-term strategic cooperation relationship:

1.2.1	For projects primarily acquired by Party B:

1.2.1.1

Party B, as the general contractor, shall be responsible for client development and relationship maintenance, market promotion, operation maintenance, etc., and Party A or Party A’s affiliated companies, as the system supplier of Party B, shall mainly provide automatic driving system for Party B.

1.2.1.2 [Reserved.]

1.2.1.3

In the national market development of Party B, Party A or its affiliated companies shall provide their own ecological resources and government resources to support the implementation of Party B’s projects and orders.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

1.2.2	For projects primarily acquired by Party A or its affiliated companies:

1.2.2.1	Party A or its affiliated companies, as the general contractor, shall be responsible for client development and relationship maintenance, market promotion, and operation maintenance after delivery.

Article 2 Contract Object

2.1	Party A agrees to purchase the following products and services from Party B, and Party B agrees to provide the following products and services to Party A:

Serial No.	Product name	Unit	Unit price (RMB ten thousand) (tax-inclusive)	Quantity	Total (RMB ten thousand)	Service content
1		Vehicle
Total

The main configurations are as follows:

Serial No.	Job No.	Main configuration	Vehicle manufacturing time Note: At this time, the debugging of automatic driving system has not been completed, and the completion time of debugging shall be subject to the actual vehicles.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

Note: 1. The above prices are the vehicle prices under this Contract. If there are additional optional, modified, or after-sales needs for the vehicles, the specific prices shall be agreed upon separately based on the actual orders of Party A.

2. The agreed price has fully taken into account the above factors and has been discounted.

2.2	The delivery schedule is as follows:

Party B shall complete the production of the first batch of 15 vehicles within      working days from the date of receipt of the deposit (    % of the vehicle price) from Party A, and complete the production of the remaining     vehicles within      working days.

Article 3 Contract Price

3.1	The total contract amount involved in this Contract is as follows:

Total contract amount (tax-inclusive)	RMB	¥:
	In words	Totaling:

Note: 1. The price of this Contract does not include vehicle delivery costs.

2. The vehicle price does not include national subsidies. Party B shall be responsible for applying for national subsidies (if any) and the subsidies shall belong to Party B, and Party A shall cooperate to provide relevant information.

Article 4 Settlement and Payment Method

4.1

All costs incurred between Party A and Party B under this Contract shall be settled and paid in RMB. Party A shall remit the deposit and purchase price to the designated account of Party B through bank transfer.

4.1.1	Party A shall pay Party B a down payment of RMB (50% of the total amount) as the first deposit within 3 working days after the date of this Contract;

4.1.2

Party A shall pay the remaining amount of RMB    under the Contract (50% of the total amount) before November 30, 2022, or before the delivery of the first vehicle in the second batch of     vehicles (whichever occurs first). After the production is completed, Party B shall coordinate the delivery of the vehicles, and the delivery costs shall be borne by Party A.

4.1.3	Party A shall pay the contract price to Party B according to the following information

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

Name of the payee	Yutong Bus Co., Ltd.

Bank of deposit

Bank account No.

4.2	Within 5 working days after Party A pays the full amount, Party B shall issue a VAT special invoice of corresponding amount which complies with national regulations to Party A.

4.3

Bank charges incurred by Party B for withdrawing the above money shall be borne by Party B, and any other bank charges or expenses related to payment incurred by Party A for performing this Contract shall be borne by Party A.

4.4	If Party A fails to make payment within the date specified in this Contract, the handling of overdue payment shall be subject to “Article 11 Liability for Breach of Contract”.

Article 5 Tax Payment

5.1	Both Party A and Party B shall bear their respective taxes payable in accordance with relevant tax laws.

5.2

During the performance of this Contract, in the event of any increase or decrease in tax rates, the implementation of new taxes, the abolition of existing taxes, or any changes in the interpretation or application rules of any taxes, both parties shall evaluate the performance of the Contract and make reasonable adjustments to the hardware and service prices, so as to protect Party B from any adverse effects.

Article 6 Acceptance

6.1	Delivery method: Party B shall coordinate the delivery of the vehicles, and the delivery costs shall be borne by Party A.

6.2	Delivery place: , and the notice of Party B shall prevail.

6.3

Party A shall complete the acceptance inspection in the factory of Party B. Considering that this batch of vehicles are inventory vehicles, the specific status shall be subject to the actual acceptance inspection. Once the vehicles provided by Party B under this Contract are picked up by Party A, they shall be deemed to have passed the acceptance inspection. However, passing the acceptance inspection does not exempt Party B from its legal quality warranty responsibility.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

Article 7 Responsibilities and Obligations

7.1

During the process of providing services by Party B, Party A shall actively cooperate with Party B’s work, and any losses caused by Party A’s mistakes shall be borne by Party A. After the products of Party B are opened and signed for by Party A, Party A shall be responsible for any loss or damage to the products.

7.2

Regarding the vehicles purchased by Party A, Party B shall notify Party A in advance of any design changes that may affect the operation safety of vehicles, and obtain Party A’s consent before proceeding.

7.3

Both parties agree that this batch of vehicles shall be operated within the territory of the People’s Republic of China (excluding Hong Kong, Macao, and Taiwan). If the vehicles leave the territory of the People’s Republic of China (excluding Hong Kong, Macao, and Taiwan), the expenses incurred therefrom shall be separately agreed upon by both parties.

7.4	All consequences and losses caused by technical modifications such as testing, disassembly, and experiment of the vehicles by Party A shall be borne by Party A.

7.5

The endurance mileage of pure electric buses will be affected by factors such as driving habits, road conditions, weather, and attenuation of battery capacity over time, so there will be a difference between the actual endurance mileage and the standard endurance mileage. The parameter of standard endurance mileage of pure electric buses provided by Party B is for reference only and shall not be used as a basis for actual endurance mileage.

7.6

In accordance with the requirements of the national Interim Measures for the Recycling Management of Power Batteries of New Energy Vehicles and other relevant regulations on safe recycling of battery, if the battery needs to be repaired or replaced during the use of the vehicle by Party A, Party A shall timely notify Party B and Party B shall timely go to Party A’s site for repair or replacement after receiving Party A’s notification. The cost of battery repair or replacement shall be borne by the responsible party stipulated in the Quality Assurance Manual; when the vehicle meets the scrapping conditions, Party A shall hand over the battery to Party B or a third party authorized by Party B for recycling and disposal; Party A shall not dispose of new energy batteries without authorization, otherwise all consequences (including but not limited to environmental pollution, penalties, safety accidents or other losses) shall be borne by Party A.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

7.7

The quality of charging equipment (including but not limited to charging piles, charging bows, etc.) will affect the safe and reliable use of vehicles, therefore, charging piles need to be certified by professional organizations with certification reports carrying the “CNAS” logo; Party B shall not be held responsible for any vehicle damage or safety issues caused by the quality of third-party charging equipment.

7.8

If the vehicle operates outside the territory of the People’s Republic of China (excluding Hong Kong, Macao, and Taiwan), Party A shall notify Party B in writing and bear the relevant expenses. Otherwise, Party A shall bear the consequences arising therefrom.

7.9	As the development and verification conditions of this vehicle are non-standard bus conditions, the operation and adaptability constraints are as follows:

1. Operation scenario:    .

2. Operation ODD:    .

7.10	After the implementation of the project, Party A shall support Party B’s important clients in visiting and inspecting the project site.

Article 8 Intellectual Property and Confidentiality

8.1

Except that the intellectual property of Party A’s automatic driving system is owned by Party A, the intellectual property of software, technical data, technical documents, etc. related to vehicles involved in the project provided by Party B to Party A under this Contract (hereinafter referred to as “project data”) shall be owned by Party B. Party B grants Party A non-exclusive, non-sub-licensable or transferable right to use the project data during the service period stipulated in this Contract for the purposes specified herein or by corresponding orders. Except for the rights expressly stated in this clause, without the prior written consent of Party B, Party A shall not obtain or enjoy any rights related to the service materials under this Contract, including but not limited to intellectual property, modification right, sub-licensing right, transfer right, leasing right, etc.; Party A shall not modify or erase any logos or marks on the product interface of Party B without authorization, nor use any trademarks or logos of Party B on materials not provided by Party B or for purposes other than cooperation under this Contract, nor use the software in the service materials for purposes other than this Contract or to carry out any reverse engineering or reverse compilation of any nature.

8.2

Party B has the right to review the compliance of Party A with the above clauses. Any violation of the above clauses by Party A shall constitute a fundamental breach of the Contract, and Party B has the right to dissolve the Contract unilaterally and hold Party A responsible for breach of contract and infringement.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

8.3

All technical and commercial information provided by either party to the other party during the discussion, conclusion, and performance of this Contract, as well as the content and existence of this Contract, shall be deemed as confidential information described in the confidentiality clause.

8.4

For the confidential information that one party (“the Disclosing Party”) provided to the other party (“the Receiving Party”) , the Receiving Party has the obligation to keep it confidential; without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose it to any third party in any form. The Receiving Party shall use the confidential information only for the purpose of performing this Contract. The Receiving Party shall take necessary and reasonable measures to protect the confidential information of the Disclosing Party. The Receiving Party shall not conduct any reverse engineering of any nature against the Disclosing Party’s confidential information.

8.5

Whether during the term of this Contract or after its termination of this Contract, either party shall abide by relevant laws and contract provisions, respect the other party’s intellectual property, and keep any technology and trade secrets obtained from the other party confidential during the signing and performance of this Contract. Without prior written authorization from the Disclosing Party, neither party shall disclose, transfer, license, exchange, or gift them to or jointly or improperly use them with any other organization or individual in any way. The default party, if causing losses to the other party due to the violation of this clause, shall assume relevant legal liability.

Article 9 Service Commitment

9.1

The User Manual and Quality Assurance Manual delivered together with the vehicle are integral parts of this Contract, and Party B shall provide after-sales services and ensure product quality in accordance with the provisions of the Quality Assurance Manual.

9.2	The warranty period of the vehicle body (skeleton and skin) and three electric (motor, electronic control, and battery) systems is years.

9.3	The content highlighted in bold font in the Quality Assurance Manual is special reminder. Party A shall read it carefully and strictly implement it.

9.4	The scope of services under this Contract does not include the following situations:

9.4.1	The force majeure described in Article 10 of this Contract.

9.4.2	Any damage caused by Party A’s failure to operate according to the purposes and methods listed in the technical data provided by Party B.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

9.4.3	Any damage, malfunction, or performance degradation of the deliverables from Party B due to software modifications or other operations by any personnel not authorized by Party B.

9.4.4	The services provided by Party B are used for purposes other than those specified in this Contract.

9.4.5	Defects or performance degradation of the deliverables from Party B due to negligence, misuse, misoperation, or malicious use by Party A or the end user.

9.4.6	Party A fails to meet the environmental conditions or external parameters required for the normal operation of the system software and/or application software.

9.4.7	Software upgrades not caused by Party B, including but not limited to changes in national standards, functional changes proposed by Party A, or additional functions not listed in this Contract.

9.4.8

Party A has demolished, moved, reinstalled or otherwise changed the deliverables from Party B without the consent of Party B, or Party A has made the above changes with the consent of Party B but the equipment documents have not been submitted to Party B after the changes.

9.4.9

Without the consent of Party B, Party A or any other party authorized by Party A installs software, accessories, or other materials or provides other functions on the deliverables from Party B, resulting in performance degradation or damage to the deliverables from Party B.

For the above situations, Party B, if required by Party A, may provide corresponding paid services according to the specific situation, and the specific fees shall be negotiated separately by both parties.

Article 10 Force Majeure

10.1	Force majeure events refer to those that are unforeseeable, unavoidable, and insurmountable by either party to this Contract, including but not limited to:

10.1.1	Natural disasters, catastrophic weather, fires, epidemics, etc.

10.1.2	War or quasi war state, hostile actions, terrorist activities, riots, strikes, industry disputes, etc.

10.1.3	Government actions such as requisition, license issuance, martial law, etc.

10.1.4	Network storms, hacker attacks, computer viruses, etc.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

10.2

If either party’s performance of this Contract is affected by any force majeure event, the performance period shall be extended within the scope affected by the event; neither party shall be liable for any cost increase or loss caused by the force majeure event.

10.3

The party affected by the event shall promptly report the situation of the force majeure event to the other party by telegram, fax or personal delivery (including express delivery), and, within ten days after the end of the event, submit the documentary evidence issued by the relevant department to the other party for confirmation by express delivery or registered mail.

10.4	When the force majeure event stops or is eliminated, the party affected by the event shall notify the other party by telegram or fax as soon as possible, and verify by registered mail.

10.5	If the impact of the force majeure event lasts for more than 120 days, both parties shall negotiate on the performance of this Contract in a friendly manner and reach a consensus as soon as possible.

10.6	Under no circumstances shall force majeure exempt Party A from its payment obligations.

Article 11 Liability for Breach of Contract

11.1	Party B’s liabilities for breach of contract:

11.1.1 If Party B fails to provide services, or commence or complete work as stipulated in the Contract due to its own responsibility, Party B shall pay liquidated damages of    % of the contract amount for each day of delay to Party A from the 31st day after the due date. The amount of the liquidated damages shall not exceed    % of the total contract amount.

11.1.2 The liability of Party B under this Contract is limited to direct losses. Party B shall not be liable for any indirect losses, including but not limited to data loss, profit loss, or goodwill loss. Regardless of any contrary provisions in this Contract, the total liability of Party B under this Contract, whether based on breach of contract, infringement or others, including liquidated damages, shall not exceed % of the amount paid by Party A for the services as subject matter under the Contract.

11.2	Party A’s liabilities for breach of contract:

11.2.1 If Party A fails to pay the contract amount on time, Party A shall pay Party B liquidated damages of     % of the overdue payment by the day from the due date, and the amount of such liquidated damages shall not exceed    % of the total amount of overdue payment. In addition, Party B shall extend the date of providing services under this Contract to Party A accordingly. If Party A breaches the contract for more than 30 days, Party B has the right to dissolve this Contract and hold Party A responsible for the breach of contract.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

11.2.2 If the order is canceled due to the fault of Party A, Party B’s consent must be obtained. If Party B agrees to Party A’s cancellation, Party A shall pay Party B liquidated damages of    % of the contract amount for the canceled order. If the service provided by Party B is customized, Party A has no right to cancel the order. Otherwise, Party A shall pay Party B liquidated damages of    % of the contract amount.

11.2.3 If Party A fails to make payment on time, Party A shall also pay interest to Party B at the benchmark interest rate of RMB loans from financial institutions published by the People’s Bank of China from the due date. At the same time, Party B has the right to take back the vehicles and offset the debt through auction, sale, or collateral. All expenses incurred therefrom (including but not limited to lawyer fees, towing fees, travel expenses, and other expenses incurred to realize the creditor’s rights) shall be borne by Party A.

11.3 When the observant party requires the default party to pay liquidated damages according to the above default clause, it shall notify the default party in writing, and state the amount of liquidated damages. The default party shall pay the liquidated damages to the other party within ten days upon receiving the notice. If the default party has any objection to the amount of liquidated damages or compensation, it shall notify the other party within one week after receiving the notice. Both parties shall negotiate to clarify the liability for breach of contract as soon as possible after receiving the notice or response from the other party. The default party shall pay the liquidated damages to the other party within ten days after reaching an agreement on the amount of the liquidated damages.

11.4 When calculating the above default time, the period of delay due to force majeure in Article 10 shall be deducted.

11.5 If Party A violates the integrity and anti-bribery provisions, Party B has the right to dissolve the Contract and cancel Party A’s qualification for business cooperation, and Party A shall bear liquidated damages of    % of the contract amount or equivalent to illegal benefits obtained by Party A.

Article 12 Application of Law and Dispute Resolution

12.1	This Contract and orders hereunder are subject to the laws of the People’s Republic of China.

12.2

All disputes arising from or in connection with the performance of the Contract shall be resolved through friendly negotiation by both parties. If the agreement cannot be reached through negotiation, the dispute shall be submitted to the court with jurisdiction in the place where the Contract is signed (No. 6, Yutong Road, Guancheng Hui District, Zhengzhou City).

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

Article 13 Other Agreed Matters

13.1	In accordance with the Civil Code of the People’s Republic of China, Party A and Party B sign this Contract based on the principles of voluntariness, fairness, legality, and good faith.

13.2

Unless otherwise agreed by both parties, any formal letters and settlement related to the Contract between Party A and Party B shall be and only be subject to addresses and bank accounts specified by both parties in the Contract.

Party A (Buyer):		Party B (Seller)
Name	Guangzhou WeRide Technology Co., Ltd.	Name	Yutong Bus Co., Ltd.

Mailing address		Mailing address

Postal code		Postal code

Tel.		Tel.

Name of the remitter		Name of the payee

Bank of deposit		Bank of deposit

Bank account No.		Bank account No.

Tax registration No.		Tax registration No.

Agreement on Automatic Driving Project Cooperation and Vehicle Purchase Between Yutong and Guangzhou WeRide

13.3

If there is any change in the name, mailing address, remitter, payee, account name, bank of deposit, or bank account No. of either party in Article 13.2, the changing party shall notify the other party in writing at least 25 days in advance. The written notice shall be stamped with the official seal of the changing party and shall come into effect after being signed by authorized representative of the party for confirmation.

13.4	Unless otherwise specified in this Contract, without the written consent of Party B, Party A shall not transfer all or part of its rights and obligations under this Contract without authorization.

13.5

The annexes to the Contract shall be integral parts of the Contract and have the same legal force as the text of the Contract. In case of any conflict between the annexes to the Contract and the text of the Contract, the text of the Contract shall prevail.

13.6

Any matters not covered in this Contract shall be determined through negotiation between Party A and Party B. Any modifications or supplements to the Contract shall be made in written form, and signed and sealed by authorized representatives of both parties, which shall become integral parts of the Contract, with the same legal effect as the text of the Contract.

13.7

If any clauses of this Contract become illegal, invalid or unenforceable without fundamentally affecting the effectiveness of the Contract at any time, other clauses of this Contract shall not be affected.

13.8

Certain clauses under this Contract, including but not limited to intellectual property and confidentiality clauses, shall remain binding on both parties to this Contract after its termination or expiration.

13.9	Unless otherwise specified by the law or required by any competent authority, or agreed by the other party in writing, any party shall not release or publish the Contract or any relevant matters.

13.10

Integrity and anti-bribery: Both Party A and Party B undertake not to bribe or, in disguised form, bribe the other party’s staff in the form of cash, gifts, coupons, or others to obtain illegal benefits. Party A and its employees, as well as any other personnel representing it, will not directly or indirectly engage in corrupt practices or bribery with any third party outside the Contract regarding any commercial transactions involving Party B or its products.

13.11	The headings of chapters, articles, clauses and paragraphs herein are for the convenience of reading only and shall not affect the meaning or interpretation of the Contract.

13.12

This Contract shall take effect immediately after being signed by the authorized representatives of the two parties and stamped with the special seals for contract or official seals of the units; the original of the Contract is in 12 copies, Party A shall hold 6 copies, and Party B shall hold 6 copies, which all have the same legal effect. Any important notice or written letter between the two parties must be written in Chinese and sent by fax, personal service (including EMS) or registered letter.

13.13

Party A confirms the following address as the address for service for receiving legal instruments: Floor 21, Tower A, Guanzhou Life Science Innovation Center, No. 51, Xingji First Road, Biological Island, Haizhu District, Guangzhou City, Guangdong Province.

(There is no text below)

Party A:	Party B:

Authorized representative:	Authorized representative:

Signing date:	Signing date:

Schedule A

The following schedule sets forth the agreements the registrant entered into with business partners substantially in this form. Other than the information set forth below, there is no material difference between these agreements and this exhibit.

Execution Date	Executing Parties	Product/Service Description
January 9, 2024	Party A: Guangzhou Wenyuan Zhixing Technology Co., Ltd. Party B: Yutong Bus Co., Ltd.	Party A purchases from Party B certain number of Yutong branded robobus ZK6551BEVW1

December 28, 2023	Party A: Guangzhou Wenyuan Zhixing Technology Co., Ltd. Party B: Yutong Bus Co., Ltd.	Party A purchases from Party B certain number of Yu Version 2.0 robobus; intelligent connected bus ZK6106BEVG5E

November 10, 2023	Party A: Guangzhou Wenyuan Zhixing Technology Co., Ltd. Party B: Yutong Bus Co., Ltd.	Party A purchases from Party B certain number of Yutong branded robobus ZK6551BEVW

November 15, 2022	Party A: Guangzhou Wenyuan Zhixing Technology Co., Ltd. Party B: Yutong Bus Co., Ltd.	Party A purchases from Party B certain number of Yutong branded robobus ZK6551BEVW1